Tompkins Financial Corporation S-3

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tompkins Financial Corporation:

We consent to the use of our reports dated March 14, 2014, with respect to the consolidated statements of condition of Tompkins Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, cash flows, and changes in shareholders’ equity for each of the years in the three-year period December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/KPMG LLP

Syracuse, New York
March 17, 2014